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                                                                    Exhibit 10.9

NEUROMEDICA
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                                                                Neuromedica Inc.
                                                  1100 E. Hector St. - Suite 450
                                                          Conshohocken, PA 19428
NIGEL L. WEBB, PH.D.                                              (610) 260-4000
President and Chief Executive Officer                        Fax: (610) 260-6868



June 15, 1998


Forrest H. Anthony, M.D., Ph.D.
--------------------------------
--------------------------------

Dear Forrest:

I am pleased to confirm the terms of an offer by Neuromedica, Inc. ("Neuromedica" or "Company") to you for the position of Vice President, Clinical Development. In this capacity, you will report to the Company's President and Chief Executive Officer and will be responsible for the clinical development of the Company's product candidates, related business development activities and other duties assigned to you from time to time. This new position will be based initially in the Company's Conshohocken office, but the Company may move to another location within the greater Philadelphia area, whereupon you will work at the new location.

The position is offered at a initial salary of $11,250 (eleven thousand two hundred and fifty dollars) per month starting June 15, 1998, based on your full time employment for this position. The Company recognizes that you may wish to conduct other activities that are not competitive to Neuromedica or in conflict with your duties to the Company, and accordingly has extended you the option during your first year of employment by the Company to spend up to one day per week to conduct such other activities ("Personal Day"). You will disclose to the Company's President the nature of such activities prior to their commencement, and his decision as to whether they are conflicting or competitive shall be final. You will notify the Company's Chief Financial Officer when you take each Personal Day, whereupon the salary paid to you each month will be reduced by 5% for each Personal Day taken.

For each calendar year of completed service, you will be eligible for an annual bonus opportunity of up to 30% of the salary in effect at the end of such calendar year. For 1998, you would be eligible for a bonus opportunity of up to 15%, based on the Company filing an IND application with the FDA by year end. Your salary will be reviewed for merit increase consideration on June 1, 1999 and each subsequent year that you are employed by the Company.

Upon joining the Company, you will receive subject to board approval an option to acquire 7,000 (seven thousand) shares of the Company's common stock under the terms of the Company's Stock Option Plan, exercisable at 4 (four) dollars per share. This option will vest as described below:

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Dr. Forrest H. Anthony
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June 15, 1998


- 3,500 will vest ratably over four years at a rate of 73 shares per month of completed service as an employee of the Company

- 3,500 will vest on June 30, 2002 if you are continuously employed by the Company through such date, provided that such vesting will be accelerated as described below if, when and to the extent the following objectives are fulfilled while you are an employee of the Company:

         (1) Approval of an IND application by the FDA by January 31, 1999 (875 shares)

         (2) Completion of a Phase IIa clinical study and the submission of data therefrom to the FDA by December 31, 1999 (875 shares)

         (3) Execution of a material codevelopment or licensing arrangement with a pharmaceutical company for the marketing of one of the Company's products by December 31, 1999 (875 shares)

         (4) The Company's receipt of $10 million of cash from private placement or corporate partnering activities subsequent to the date of this agreement (875 shares).

On June 1, 1999 and annually thereafter, you will be eligible for consideration to receive grants of additional stock options pursuant to the Company's Stock Option Policy then in effect, subject to your being an employee of the Company at that time.

Subject to board approval, you will become an officer of the Company and will accordingly be covered by the Company's indemnification agreement that is in place for other officers.

Until the Company implements a medical insurance program, during your period of employment the Company will reimburse your premiums for medical insurance coverage up to a maximum of $550 per month. When and if the Company implements a medical plan for all employees, you will participate. You will also be eligible to receive other benefits afforded to full-time employees, such as participation in the Company's 401(k) plans. Vacation will be accrued on a monthly basis at the rate of three (3) weeks per year of completed employment, but would not be carried over to subsequent years.

Should you accept this offer, your employment will be of an at-will nature. Either you or Neuromedica may terminate your employment at any time with or without cause, with or without notice. No representative of the Company, other than its President in writing, has any authority to enter into any agreement with you for employment for any specified period or any agreement contrary to the foregoing. In the event that you are terminated without cause following your completion of one year of employment with the Company, you would be eligible to receive severance payments totaling six months' salary. This position is offered contingent upon your

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Dr. Forrest H. Anthony
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June 15, 1998

accepting, signing and complying with the terms of the enclosed Employee Confidentiality Agreement which will become effective as of the date of your accepting this offer.

The Company has made no commitments to you other than those contained in this letter. This letter is a contract made under, construed in accordance with, and governed by Pennsylvania law without regard to conflict of laws principles. The federal and state courts situated in Montgomery County, Pennsylvania shall have jurisdiction to hear any dispute related in any way to this letter or your employment by the Company, and you hereby consent to such jurisdiction and to personal service by mail delivery to the Secretary of State of Pennsylvania. You represent that you are a a U.S. citizen entitled to accept this position, that your resume as submitted to the Company is true is all respects, that you have not omitted to tell the Company any facts which may negatively impact your ability to perform your duties, and that your social security number is correctly identified below.

If you have any questions concerning the terms of this offer, please contact me. We look forward to your joining Neuromedica. I personally believe the position will be a challenging, exciting and rewarding one for you, and I look forward to working with you.

If you agree to and accept the terms and conditions of this letter, please so indicate by signing and returning one copy of this letter and the attached confidentiality agreement. This offer will expire on June 20, 1998.

Sincerely yours,


/s/ N. L. Webb
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Nigel L. Webb, Ph.D.
President and Chief Executive Officer

I have read and understand this letter, and accept the offer of employment on the terms and conditions described therein. I acknowledge receipt of a copy of this letter.



/s/ Forrest H. Anthoney            ___________                 16 June 1998
-------------------------------    ----------------------      -----------------
Forrest H. Anthony, M.D., Ph.D.    Social Security Number      Date

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Dr. Forrest H. Anthony
Page 4
June 15, 1998


                       EMPLOYEE CONFIDENTIALITY AGREEMENT

In consideration of my employment and continued employment by Neuromedica, Inc. or one of its affiliates (hereinafter collectively referred to as the "Company"), I hereby agree as follows:

(a) I will not disclose or use at any time without prior written consent of the Company, either during or subsequent to any such term of employment, any secret, proprietary or confidential information of the Company, which I develop or obtain during any such term of employment, or any secret, proprietary or confidential information of any other person that I may receive in connection with my duties to the Company, except as may be required in my duties to the Company, provided, however, that upon the termination of such employment, secret, proprietary or confidential information shall not include (i) any information which is commonly known or enters into the public domain through no fault of mine or (ii) any information received from a third party without an obligation of confidentiality. I understand that the foregoing limitations will apply to publication of the results of my work, and that no such publication shall be made without prior written authorization from the Company.

(b) Any and all inventions, discoveries and improvements conceived or made by me, alone or with others, during the term of employment that (i) relate to the business or activities of the Company or (ii) are conceived or developed as a result of my work for the Company, whether as an employee or a consultant, shall belong to the Company, whether or not reduced to writing or practice during the period of employment. I will keep notes of and promptly disclose to the Company in writing all such inventions, discoveries and improvements, but my failure to keep such notes or to make such disclosure to the Company shall not adversely affect the Company's rights to such inventions, discoveries and improvements. Without further consideration, I will assign to the Company or its nominee all of my rights and interest in any such inventions, discoveries and improvements, and will, upon request by the Company or its nominee, and at its expense, assist the Company or its nominee in any proper way to apply for and obtain for the Company or its nominee patents of the United States or any foreign country or to protect otherwise and keep protected the interest of the Company or its nominee in any inventions, discoveries and improvements, conceived or made by me during the period of employment. My obligations under this paragraph shall be binding on my assigns, executors, administrators or other legal representatives to the extent that any of them can fulfill those left unfulfilled by me.

(c) All copyrightable work by me, in connection with my employment, is intended to be "work made for hire" as that term is defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company. If the copyright to such copyrightable work shall not be the property of the Company by operation of law, I will, without further consideration, assign to the Company all right, title and interest in such copyrightable work and will assist the Company and its nominees in every proper way, entirely at the Company's expense, to secure, maintain and defend for the Company's own benefit copyrights and any extensions and renewals thereof in any and all countries, such work to be and to remain the property of the Company whether copyrighted or not. Notwithstanding the other provisions of this paragraph, any work of fiction

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Dr. Forrest H. Anthony
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June 15, 1998

written by me, that does not contain information from or about the Company, shall not become the property of the Company.

(d) I will not remove any Company property from the Company's premises without written authorization from the Company, except as may be required in my duties to the Company. I will deliver to the Company upon request, and in any event upon termination of employment, all notes, notebooks, reports, charts, letters, records, plans, lists, tapes, films, computer programs, data, graphics and all other material of a secret, proprietary or confidential nature, including copies, that relate to the Company's business and are in my possession or control.

(e) I will not during my employment with the Company, and for a period of one year after the termination of such employment, directly or indirectly engage or assist any other person to engage in any activity competitive with any business or research or development activity conducted by the Company, other than as the holder of not more than one percent (1%) of the total outstanding capital stock of a publicly held Company.

(f) I will not during my employment with the Company and for a period of one year after the termination of such employment, cause or attempt to cause any employee or consultant of the Company to cease to be employed by or to cease to make his services available to the Company.

(g) I agree that a violation of this agreement by me would cause irreparable damage to the Company and that in the event of a violation by me the Company shall have, in addition to any and all claims for monetary damages, the right to a temporary restraining order, preliminary injunction, permanent injunction, order of specific performance and other equitable relief to prevent the violation of my obligations under this agreement.

(h) I represent that my performance as an employee of the Company will not violate any agreement by which I am bound, including without limitation any noncompetition agreement or agreement to keep in confidence proprietary information of any other person, and I agree that I will continue to comply with all such agreements.

(i) This agreement shall inure to the benefit of the Company and any other person or entity that acquires all or a substantial portion of the business and assets of the Company.

(j) If any provision of this agreement shall be found to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof.

(k) This agreement is intended to supplement all present and future confidentiality agreements relating to my present and future employment by or consulting agreements with the Company. This agreement shall not be deemed to be superseded by any such present or future agreement unless a future agreement so states, with express reference to this agreement; and in the case of any conflict between the provisions of this agreement and the provisions of any future agreement, all provisions of this agreement shall continue in effect except that those in direct conflict shall be deemed superseded to the limited extent necessary to reconcile such conflict.

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Dr. Forrest H. Anthony
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June 15, 1998

(l) This agreement and any disputes related hereto shall be governed by Pennsylvania law without regard to conflict of laws principles. The federal and state courts situated in Montgomery County, Pennsylvania shall have jurisdiction to hear any dispute hereunder, and I hereby consent to such jurisdiction and to personal service by mail delivery to the Secretary of State of Pennsylvania.

I have read, understand and accept the above terms and conditions. I acknowledge receipt of a copy of this Employee Confidentiality Agreement.



/s/ Forrest H. Anthony
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Forrest H. Anthony, M.D., Ph.D.


___________
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Social Security Number


16 JUNE 1998
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Date